Exhibit 10.1

Issued: 05/27/2009
Effective: 05/27/2009
Amended: 03/20/2012; 03/17/2015; 08/01/2016

CSS INDUSTRIES, INC.
CHANGE OF CONTROL SEVERANCE PAY PLAN
FOR EXECUTIVE MANAGEMENT
AND
SUMMARY PLAN DESCRIPTION

Effective May 27, 2009
(as amended through August 1, 2016)

0

INTRODUCTION

The purpose of the CSS Industries, Inc. Change of Control Severance Pay Plan for Executive Management (the “Plan”) is to provide payments to certain key employees of CSS Industries, Inc. (“CSS”) and its subsidiaries whose employment is terminated for a reason covered by the Plan following a change of control of CSS. This document is designed to serve as both the Plan document and the summary plan description for the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan.

The Plan is intended to alleviate some of the financial hardship that eligible employees may experience when their employment is terminated for a reason covered by the Plan following a change of control. In essence, benefits under the Plan are intended to be supplemental unemployment benefits. The benefits under the Plan are not intended as deferred compensation and no individual shall have a vested right in such benefits.

CSS, as the Plan sponsor, has the sole discretion to determine whether an employee may be considered eligible for benefits under the Plan. All actions taken by CSS shall be in its role as the sponsor of the Plan, and not as a fiduciary. Nothing in the Plan will be construed to give any employee the right to receive severance payments or to continue in the employment of CSS and any of its subsidiaries. The Plan is unfunded, has no trustee, and is administered by the Plan Administrator. The Plan is intended to be an “employee welfare benefit plan” within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and 29 C.F.R. § 2510.3-2(b) and is to be administered as a “top-hat” welfare plan exempt from the substantive requirements of ERISA. Please review the section entitled “Amendment and Termination of the Plan” regarding CSS’ reservation of future rights.

The Plan shall be effective as of May 27, 2009, and supersedes all prior severance pay plans, policies, agreements or practices, whether formal or informal, written or unwritten, of CSS and its subsidiaries under which CSS or any of its subsidiaries would have provided severance benefits with respect to a change of control prior to the effective date of this Plan, with the exception of any individual employment contract that contains a severance pay provision that provides severance in excess of the amount an employee would be eligible to receive under this Plan. The Plan will continue until terminated as provided herein.

GENERAL INFORMATION

1.	Plan Name: CSS Industries, Inc. Change of Control Severance Pay Plan for Executive Management

2.	Plan Number: 507

3.	Plan Sponsor: CSS Industries, Inc.
450 Plymouth Road, Suite 300
Plymouth Meeting, PA 19462

4.	Employer Identification Number: 13-1920657

5.	Type of Plan: Welfare Benefit – Severance Pay Plan

6.	Plan Administrator: Change of Control Severance Pay Plan Administrator
CSS Industries, Inc.
450 Plymouth Road, Suite 300
Plymouth Meeting, PA 19462

7.	Agent for Service of Legal Process: The Plan Administrator at the address above.

8.	Sources of Contributions: The Plan is unfunded and CSS and the Participating Subsidiaries pay all Plan benefits from their assets.

9.	Type of Administration: The Plan is administered by the Plan Administrator with benefits provided in accordance with the provisions of this Plan document.

10.
Recordkeeping: The Plan and its records are kept on a fiscal year basis, April 1 through March 31. For the first plan year, the records are kept on the short plan year for the period between May 27, 2009 and March 31, 2010.

11.	Participating Subsidiaries: The subsidiaries and affiliates of CSS that participate in the Plan are identified in the attached Exhibit A.

DEFINITIONS

Adjusted Compensation: The sum of (i) your annual rate of base salary in effect as of the Employment Termination Date, excluding all extra pay, such as, but not limited to, incentive bonuses, overtime pay, commissions, car allowances or other allowances, Employer contributions to the Employer’s 401(k) plan and other deferred compensation arrangements elected by Plan participants and other Employer paid benefits; and (ii) the average of the annual bonus earned by you during the three (3) fiscal years prior to the fiscal year in which your Employment Termination Date occurs (or, if fewer, the period of fiscal years during which you were employed by the Employer prior to the Employment Termination Date).

Cause: You have: (i) been convicted of a felony; (ii) willfully and grossly neglected your job responsibilities; (iii) willfully engaged in misconduct in connection with the performance of your job responsibilities, which results in material damage to the Employer; or (iv) willfully failed to perform substantially your duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness) which has continued after a written demand for substantial performance is delivered to you by CSS’ Board of Directors which specifically identifies the manner in which such Board believes that you have not substantially performed your duties.

Change of Control: A “Change of Control” shall be deemed to have occurred if:

(i)
any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than persons who are stockholders on the effective date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CSS representing more than 50% of the voting power of the then outstanding securities of CSS; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a stockholder, and a Change of Control shall not be deemed to occur as a result of a transaction in which CSS becomes a subsidiary of another corporation and in which the stockholders of CSS, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(ii)
the consummation of a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(iii)	the consummation of a sale or other disposition of all or substantially all of the assets of CSS.

Code: Internal Revenue Code of 1986, as amended.

Committee: The Human Resources Committee of the Board of Directors of CSS.

CSS: CSS Industries, Inc.

Employer: CSS and any subsidiary of CSS that is designated by the Committee as a participating employer in the Plan and is listed on the attached Exhibit A.

Employment Termination Date: The date on which your employment relationship with the Employer is involuntarily terminated by the Employer or voluntarily terminated by you for Good Reason.

Executive Management Employee: For purposes of this Plan, (A) any employee of CSS who has the title of Chief Executive Officer, President, Chief Financial Officer, Chief Information Officer or General Counsel; and (B) any employee of CSS or any of its affiliates or subsidiaries who is designated as an Executive Management Employee from time to time by the Human Resources Committee of CSS’ Board of Directors, at the recommendation of CSS’ President.

Good Reason: A “Good Reason” shall be deemed to have occurred if any of the following circumstances occurs upon the occurrence of, or within the two (2) year period following, a Change of Control:

(i)	a material diminution in your authority, duties or responsibilities;

(ii)	a material diminution in your base compensation;

(iii)	a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report; or

(iv)	a material change in the geographic location at which you must provide services.

provided, however, that for you to terminate employment on account of Good Reason, you must provide written notice to us within ninety (90) days following the initial existence of the condition that constitutes Good Reason, and your Employer will have a thirty (30) day period to remedy the condition that constitutes Good Reason. If your Employer does not remedy the event constituting Good Reason within such thirty (30) day period, your employment will automatically terminate on the first business day immediately the expiration of such thirty (30) day cure period, unless your Employer determines to provide for an earlier Employment Termination Date.

Plan Administrator: The Committee, or such other person, committee or entity as may be designated by the Committee to administer the Plan in accordance with its terms.

Release: The release and discharge of the Employer and all affiliated persons and entities from any and all claims, demands and causes of action relating to your employment with the Employer, other than as to any vested benefits to which you may be entitled under any Employer benefit plan, which will be in such form as may be proscribed by the Employer, acting as plan sponsor and as a fiduciary, from time to time and with such modifications as the Employer deems appropriate for your individual situation. The foregoing Release also shall include a one (1) year non-competition covenant, a one (1) year non-solicitation covenant, and a perpetual confidentiality/non-disparagement covenant, all of which will be in such form as may be prescribed by the Employer, acting as plan sponsor and as a fiduciary, from time to time and with such modifications as the Employer deems appropriate for your individual situation.

Severance Pay: The severance benefits that will be offered to you if you incur a termination of employment with the Employer for a reason set forth in the Plan.

COVERAGE

You will be eligible to participate in this Plan if you are an Executive Management Employee on your Employment Termination Date or you were an Executive Management Employee prior to the occurrence of a Change of Control but your status as an Executive Management Employee was changed by the Employer in contemplation of the Change of Control

ELIGIBILITY

A.    When You Are Eligible

You are eligible for Severance Pay under this Plan if (A) during the two (2) year period on or after the occurrence of a Change of Control either (i) your employment with your Employer has been terminated by the Employer for any reason other than on account of Cause or you are not otherwise ineligible for Severance Pay as set forth in section B. below; or (ii) you terminate your employment with your Employer for Good Reason and you are not otherwise ineligible for Severance Pay as set forth in section B. below; and (B) you sign and do not revoke the Employer’s standard Release.

The foregoing in no way limits the right of the Employer to (i) terminate your employment and (ii) provide severance under other circumstances, in each case, as determined by the Employer in its sole and absolute discretion.

B.    When You Are Not Eligible

You are not eligible for Severance Pay under this Plan in any of the following circumstances:

1.	You voluntary resign, including retirement, for any reason other than Good Reason.

2.
You are discharged involuntarily for Cause, or the Employer discovers following your Employment Termination Date that you engaged in conduct that constitutes Cause during or after your Employment Termination Date.

3	You have an individual employment contract that contains a severance pay provision that provides severance in excess of the amount you would be eligible to receive under the Plan.

4.	Prior to or on your last day of scheduled employment, you die.

5.
Prior to notification of an Employment Termination Date, you would be entitled to benefits under any then applicable Employer-sponsored long-term disability plan if you were a participant in such plan, subject to the expiration of applicable waiting period.

6.
Your Employment Termination Date occurs prior to a Change of Control or your Employment Termination Date occurs after the second anniversary of the Change of Control, except in the event in which the occurrence of the Good Reason condition first occurs prior to the second anniversary of the Change of Control.

7.	You do not execute, or you revoke, the Release.

8.	You elect in writing to receive severance benefits under another severance pay plan then in effect and under which you may be eligible to receive severance benefits.

Notwithstanding any provision of the Plan to the contrary, the Committee, in its sole discretion and acting on behalf of the Employer as the Plan sponsor and not as a fiduciary, reserves the right to determine whether an employee satisfies the eligibility requirements for Severance Pay.

PLAN BENEFITS

If you are selected to receive Severance Pay under the Plan, as determined by the Committee, you will be eligible to receive payment of the following:

(i)	any accrued and unpaid base pay and benefits due and owing to you for the period prior to your Employment Termination Date;

(ii)	an amount equal to your Adjusted Compensation multiplied by 1.5 (2.0 in the case of CSS’ Chief Executive Officer); and

(iii)
a pro rata bonus, based upon the period of time you were employed by the Employer during the Employer’s fiscal year in which the Employment Termination Date occurs, which payment shall be based upon 100% achievement of your target annual bonus opportunity for such fiscal year.

The foregoing amounts will be paid from the general assets of the Employer and will be paid to you in a cash lump sum payment within sixty (60) days after your Employment Termination Date, unless delay or a different form is required as described below. Your entitlement to Severance Pay under this Plan is expressly conditioned on your execution and non-revocation of the Release. If you do not execute the Release or you revoke the Release you will not be entitled to Severance Pay under this Plan. Severance Pay will be subject to all applicable federal, state and local tax withholding requirements.
All fringe benefits, including health and welfare, pension, life insurance, vacation and personal days, will cease on your Employment Termination Date, regardless of whether Severance Pay is made after that date.
If you receive Severance Pay under this Plan and elect health care continuation coverage under the Consolidated Omnibus Reconciliation Act (“COBRA”) following termination of your employment, the Employer will pay for a portion of the monthly COBRA premium, on the same basis as the Employer pays for a portion of such coverage for active employees, for a period of eighteen (18) months following your Employment Termination Date; provided, that in order to receive such continued coverage, you must pay to your Employer, at the same time that premium payments are due for the month, an amount equal to the full monthly premium payments required for such monthly coverage and your Employer will reimburse to you the amount of such monthly premium, less the amount that you would have been required to pay for such coverage if you were employed by your Employer at such time (the “Health Payment”), within ten (10) days following the due date of such premiums. In addition, unless delay is required as described below, on each date on which the monthly Health Payment is paid to you, your Employer will pay to you an additional amount equal to the federal, state and local income and payroll taxes that you incur on each monthly Health Payment (the “Health Gross-Up Payment”). Your entitlement to the Health Payment and the Health Gross-Up Payment will continue until the earlier to occur of (i) the end of the eighteen (18) month period, (ii) you do not pay the full monthly premium for COBRA coverage, or (iii) you become eligible to receive comparable benefits from a new employer.
If you die before you have received Severance Pay to which you are entitled under the Plan, your Severance Pay will be paid to your estate within sixty (60) days from the date of your death.
When Benefits End
Severance Pay and any other benefits will be discontinued immediately if:

1.	The Employer determines that you engaged in any of the actions defined above as “Cause,” even if such determination is made following your Employment Termination Date.

2.	You breach any term of your Release, post-employment agreement, or other agreement relating to your employment.
CLAIMS PROCEDURE

Any request or claim for Severance Pay shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Plan Administrator.

The Plan Administrator, or its designee, shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within ninety (90) days of receipt of the claim for Severance Pay, unless special circumstances require an extension of such ninety (90) day period for not more than an additional ninety (90) days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial ninety (90) day period, which notice shall set forth the reasons for the delay and the date the Plan Administrator expects to render its decision. If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Plan Administrator’s period for responding to such claim shall be tolled until the date the claimant responds to the request for additional information. The response shall:

1. be in writing or in electronic form,

2. be written in a manner calculated to be understood by the claimant, and

3. in the case of an adverse benefit determination:

a.	set forth the specific reason(s) for the denial of benefits;

b.	contain specific references to Plan provisions on which the denial is based;

c.	describe any additional material and information, if any, necessary for the claim for benefits to be perfected, and an explanation of why such material or information is necessary; and

d.
describe the Plan’s review procedures and the time limits applicable to such procedures, and include a statement of the claimant’s right to bring a civil action under section 502(a) of the ERISA following an adverse benefit determination on review.

If the claimant fails to appeal the Plan Administrator’s adverse benefit determination, in writing, within sixty (60) days after its receipt by the claimant, the Plan Administrator’s determination shall become final and conclusive.

If the claimant appeals the Plan Administrator’s adverse benefit determination in a timely fashion, the Plan Administrator shall reexamine all issues relevant to the original denial of benefits. Any such claimant or his or her duly authorized representative may review any relevant documents and records, free of charge, including documents and records that were relied upon in making the benefit determination, documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination), and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards. In addition, the claimant or his duly authorized representative may submit, in writing, any documents, records, comments or other information relating to such claim for benefits. In the course of the review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the claimant or his duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.

The Plan Administrator shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within sixty (60) days of receipt of the written appeal, unless special circumstances require an extension of such sixty (60) day period for not more than an additional sixty (60) days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial sixty (60) day period, which notice shall set forth the reasons for the delay and the date the Plan Administrator expects to render its decision. In the event of an adverse benefit determination on appeal, the Plan Administrator shall advise the claimant, in a manner calculated to be understood by the claimant of:

1. the specific reason(s) for the adverse benefit determination;

2. the specific Plan provisions on which the decision was based;

3. the claimant’s right to receive, upon request and free of charge, and reasonable access to, copies of all documents, records and other information relevant to such claim; and

4. a statement describing any voluntary appeals procedures offered by the Plan, the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA.

No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If you or other interested person challenges a decision of the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to you or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.

The Employer shall reimburse you for all reasonable legal fees and related expenses incurred by you (A) in connection with this Plan and (B) (i) in contesting or disputing any termination of your employment or (ii) seeking to obtain or enforce any right or benefit provided by this Plan; provided, in each case, that you are successful on at least one (1) material issue raised in such contest, dispute or enforcement proceeding. If you are awarded the right to recover fees and expenses under this paragraph, the reimbursement of eligible fees or expenses shall be made within ten (10) business days after delivery of your written request for payment, accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require, but in no event later than the end of the Employer’s fiscal year after the year in which such rights are established.

PLAN ADMINISTRATION

The Plan Administrator of the Plan will be the named fiduciary of the Plan for purposes of ERISA. The Plan Administrator shall consist of one or more persons appointed by the Committee. The Plan Administrator may, however, delegate to any person, committee or entity any of its power or duties under the Plan.

The Plan Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan and to resolve disputed issues of fact. The Committee will have the sole authority to make determinations regarding eligibility for benefits. The decisions of the Plan Administrator and the Committee in all matters relating to the Plan that are within the scope of its authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

SECTION 409A
Notwithstanding the other provisions hereof, this Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Plan shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Plan shall be treated as a separate payment and all installment payments shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment.
To the maximum extent permitted under section 409A of the Code, the severance benefits payable under this Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to you during the six (6) month period following your Employment Termination Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of section 409A of the Code, then such amounts shall hereinafter be referred to as the “Excess Amount.” If at the time of your Employment Termination Date, your Employer’s (or any entity required to be aggregated with the Employer under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and you are a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Employer (or any successor thereto) in accordance with the Employer’s (or any successor thereto) “specified employee” determination policy), then the Employer shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following your Employment Termination Date with the Employer (or any successor thereto) for six (6) months following your Employment Termination Date. The delayed Excess Amount shall be paid in a lump sum to you within thirty (30) days following the date that is six (6) months following your Employment Termination Date (or any successor thereto) and any installments payable to you after such six (6) month period shall continue in accordance with their original schedule. If you die during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of your estate within sixty (60) days after your death.
Notwithstanding the foregoing, if the severance benefits payable under this Plan constitute deferred compensation subject to section 409A of the Code and the Change of Control does not constitute a change in the ownership or effective control of CSS, or in the ownership of a substantial portion of the assets of CSS, within the meaning of section 409A of the Code, then the severance benefits payable to you under this Plan will be paid to you in the same form as severance benefits are payable to you under your Employer’s severance plan, if any, that covers terminations unrelated to a Change of Control.
The payment by the Employer of a portion of the applicable COBRA premium during the severance period is intended to qualify for the exception for deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(B).

SECTION 4999

Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Employer or its affiliates or the entity that causes the change in control to or for your benefit (whether pursuant to the terms of this Plan or otherwise) (the “Payments”) would be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to you under this Plan to the maximum amount that could be paid to you without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide you with a greater after tax amount than if such amounts were not reduced, then the amounts payable to you under this Plan shall be reduced (but not below zero) to the Safe Harbor Cap. To the extent necessary to fall within the Safe Harbor Cap, the amounts payable or benefits to be provided to you will be reduced such that the economic loss to you as a result of the reduction is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after tax result to you, no amounts payable under this Plan shall be reduced pursuant to this provision.
All determinations required to be made under this section shall be made by the public accounting firm that is retained by CSS as of the date immediately prior to the Change of Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to CSS and you within fifteen (15) business days of the receipt of notice from CSS or you that there has been a Payment, or such earlier time as is requested by CSS. Notwithstanding the foregoing, in the event (i) CSS’ Board of Directors shall determine prior to the Change of Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of CSS’ Board of Directors determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change of Control, CSS’ Board of Directors shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by CSS. If payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by you without a reduction in payments, the Accounting Firm shall provide a written opinion to you to such effect, that you are not required to report any Excise Tax on your federal income tax return, and to the effect that failure to report the Excise Tax, if any, on your applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the CSS and you (except as provided in the immediately succeeding paragraph).
If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, you by the Employer, which are in excess of the limitations provided in this section (referred to hereinafter as an “Excess Payment”), you shall repay the Excess Payment to the Employer on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Employer should have been made (an “Underpayment”), consistent with the calculations required to be made under this section. In the event that it is determined (i) by the Accounting Firm, the Employer (which shall include the position taken by the Employer (which shall include the position taken by the Employer, or by CSS on a consolidated basis, on its respective federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Employer shall pay an amount equal to such Underpayment to you within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you until the date of payment. You shall cooperate, to the extent your expenses are reimbursed by the Employer, with any reasonable requests by the Employer or CSS in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Plan were reduced pursuant to the first paragraph of this section and the value of stock options is subsequently re-determined by the Accounting Firm (as defined below) within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Employer shall promptly pay you any amounts payable under this Plan that were not previously paid solely as a result of the first paragraph of this section up to the Safe Harbor Cap.

AMENDMENT AND TERMINATION OF THE PLAN

CSS reserves the right to amend or terminate the Plan, in whole or in part, at any time and for any reason; provided, however, that no such amendment or termination shall become effective until each employee eligible to receive Severance Pay under the Plan shall receive from CSS at least one (1) year prior written notice of such amendment or termination (so long as a Change of Control does not occur prior to the end of such one (1) year notice period), unless such amendment is necessary to comply with applicable law, in which case no written notice shall be necessary to make such amendment. An amendment to the Plan may not discontinue or change any payments to a terminated employee who commenced receiving Severance Pay under the Plan prior to the effective date of the amendment of the Plan. If the Plan is terminated, no further benefits will be payable under the Plan to any employee who has not commenced receiving Severance Pay prior to the effective date of such termination.

NONALIENATION OF BENEFITS

You do not have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor will any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event you attempt to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition will be null and void.

ERISA RIGHTS STATEMENT

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan participants will be entitled to:

Receive Information about the Plan and Benefits

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of employees and other Plan participants and beneficiaries. No one, including your Employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforcing Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and you do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquires, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210 (web address: www.dol.gov/dol/pwba). You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

EXHIBIT “A”
PARTICIPATING EMPLOYERS

Berwick Offray LLC
Paper Magic Group, Inc.
C.R. Gibson, LLC